Filed Pursuant to Rule 424(b)3
File No. 333-148169

PROSPECTUS SUPPLEMENT

MALVERN FEDERAL BANCORP, INC.

Malvern Federal Savings Bank Employees’ Savings & Profit Sharing Plan and Trust
(Participation Interests in up to 632,800 shares of common stock of Malvern Federal Bancorp, Inc.)

          This prospectus supplement is being provided to employees of the Malvern Federal Savings Bank who are participants in the Malvern Federal Savings Bank Employees’ Savings & Profit Sharing Plan and Trust (also referred to as the Plan). This supplement relates to the election by Plan participants to invest all or a part of their Plan accounts in the common stock of Malvern Federal Bancorp, Inc. at a purchase price of $10.00 per share.

          Malvern Federal Savings Bank is reorganizing from a mutual savings bank to a stock savings bank in the mutual holding company form with a “mid-tier” holding company, establishing a stock holding company, Malvern Federal Bancorp, Inc., to hold all of the outstanding shares of Malvern Federal Savings Bank, with Malvern Federal Savings Bank becoming a majority-owned subsidiary of Malvern Federal Bancorp, Inc. In connection with this reorganization, Malvern Federal Bancorp’s common stock will be offered for sale to certain depositors and borrowers in a subscription offering and then to the general public.

          As a participant in the Malvern Federal Savings Bank Employees’ Savings & Profit Sharing Plan and Trust, you may use your account balance in the Plan to purchase shares of Malvern Federal Bancorp common stock in two possible ways:

•

First, if you already have subscription rights as an eligible depositor or borrower of the Malvern Federal Savings Bank, you may exercise such rights and use the monies held in your individual Plan account to purchase shares during the subscription offering of Malvern Federal Bancorp’s shares, subject to the limitations and other conditions of such offering. If you do not have subscription rights, you may be able to use the monies held in your individual plan account to purchase shares during a community offering, as a member of the general public. Subscription offering orders, however, will have preference over orders placed in a community offering, in the event the offering is oversubscribed. Because the Plan actually purchases the shares, you will acquire a “participation interest” in the shares and not own the shares directly. Shares may be purchased in this manner by allocating all or a portion of the funds in your Plan account into a new investment option, the employer stock fund, which provides the opportunity to invest in Malvern Federal Bancorp’s common stock. The purchase price is $10.00 per share.

•

Second, after Malvern Federal Bancorp’s initial public offering is completed, on an ongoing basis, whether or not you purchase shares during the offering, you will be able to allocate all or a portion of your Plan account between all of the Plan’s investment funds including the option to invest in Malvern Federal Bancorp’s common stock. The purchase price of shares will be market price, which may be more or less than the $10.00 purchase price in the offering.

          The prospectus dated February 11, 2008 of Malvern Federal Bancorp, which is attached to this prospectus supplement, includes detailed information with respect to Malvern Federal Bancorp, Malvern Federal Savings Bank and the offering of Malvern Federal Bancorp common stock. This prospectus supplement should be read only in conjunction with the attached prospectus.

The date of this prospectus supplement is February 11, 2008.

          For a discussion of certain factors you should consider before investing, see “Restrictions on Resale” at page
S-14 in this prospectus supplement and “Risk Factors” beginning on page 16 in the prospectus.

          Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

          The participation interests are not savings accounts or deposits and are not insured or guaranteed by any government insurance fund, Malvern Federal Savings Bank or Malvern Federal Bancorp. This type of investment involves risk and you may lose some or all of your investment.

i

THE OFFERING

Summary of the Reorganization

          Malvern Federal Savings Bank is reorganizing to the mutual holding company structure. The reorganization will include the formation of a new “mid-tier” holding company to be known as Malvern Federal Bancorp, Inc. The reorganization involves a series of transactions by which Malvern Federal Savings Bank will reorganize from its current structure as a mutual savings bank to the mutual holding company structure. Following the reorganization, Malvern Federal Savings Bank will become a wholly owned subsidiary of Malvern Federal Bancorp. Malvern Federal Mutual Holding Company will own more than a majority of the to-be outstanding shares of Malvern Federal Bancorp, and will be entitled to vote on matters required to be put to a vote of stockholders of Malvern Federal Bancorp. As a stock savings bank, Malvern Federal Savings Bank intends to continue to follow its existing business strategies and will remain subject to the regulation and supervision of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. As part of the reorganization, Malvern Federal Bancorp is offering between 2,302,650 and 3,115,350 shares of common stock for sale at $10.00 per share.

          Unlike a standard mutual to stock conversion where all of the common stock of the holding company is sold to the public, a mutual holding company reorganization requires that a majority of the stock holding company’s (i.e., Malvern Federal Bancorp) common stock be held by a mutual holding company (i.e., Malvern Federal Mutual Holding Company). The common stock being offered for sale represents a minority interest in Malvern Federal Bancorp. Malvern Federal Savings Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and become a wholly owned subsidiary of Malvern Federal Bancorp.

          You may use your Malvern Federal Savings Bank Employees’ Savings & Profit Sharing Plan account to subscribe for shares of Malvern Federal Bancorp common stock as described in this prospectus supplement.

Securities Offered

          The securities offered by this prospectus supplement are participation interests in the Plan. At January 7, 2008, the Plan had $6,328,005 in assets which could be used to purchase up to 632,800 shares (at the purchase price of $10.00 per share) of Malvern Federal Bancorp’s common stock subject to the limitations and conditions of Malvern Federal Bancorp’s offering. The Plan will hold the common stock and the Plan will only acquire shares at the instruction of Plan participants for their own accounts. Malvern Federal Bancorp is the issuer of the common stock. Only current employees of Malvern Federal Savings Bank may become participants in the Plan and therefore former employees that terminated employment with Malvern Federal Savings Bank prior to the effective date of the Plan, which is March 1, 2008, will not have an opportunity to purchase Malvern Federal Bancorp’s common stock through the Plan. The common stock to be issued hereby is conditioned on the completion of the reorganization. Your investment in the common stock of Malvern Federal Bancorp in the reorganization is subject to the priority purchase rights applicable to you, as set forth in the Plan of Stock Issuance, and as described below. Information with regard to the Plan is contained in this prospectus supplement and information with regard to the reorganization and the financial condition, results of operation and business of Malvern Federal Savings Bank is contained in the attached prospectus. This prospectus supplement should be read with the attached prospectus. The address of the principal executive office of Malvern Federal Bancorp and Malvern Federal Savings Bank is 42 East Lancaster Avenue, Paoli, Pennsylvania 19301. The telephone number of Malvern Federal Savings Bank is (610) 644-9400.

Election to Purchase Common Stock in the Offering; Priorities

          You may direct the transfer of all or part of the funds which represent your beneficial interest in the assets of the Plan to be invested in the employer stock fund. The Plan trustee will subscribe for common stock offered for sale in connection with the reorganization according to your directions. In the event the offering is oversubscribed and the Plan trustee is unable to use the full amount allocated by you to purchase common stock in the offering, the amount that is not invested in common stock of Malvern Federal Bancorp, Inc. will be returned to the other investments of the Plan pursuant to your existing investment directions. If you choose not to direct the investment of your Plan account balance to purchase shares of Malvern Federal Bancorp’s common stock in the offering, your Plan account balance will remain in the other investment options of the Plan as previously directed.

          You are permitted to use funds allocated to your Plan account to purchase shares of Malvern Federal Bancorp’s common stock in the subscription offering to the extent that you fall into one of the following orders of priority:

•	first, you held deposit account(s) at Malvern Federal Savings Bank with an aggregate balance of $50 or more at the close of business on September 30, 2006;

•	second, you held deposit account(s) at Malvern Federal Savings Bank with an aggregate balance of $50 or more at the close of business on December 31, 2007; and

•

third, you held deposit account(s) at Malvern Federal Savings Bank at the close of business on January 31, 2008 or you had an outstanding loan with Malvern Federal Savings Bank as of December 31, 1990 which continued to be outstanding as of January 31, 2008.

          If you do not qualify in the subscription offering, your order will be treated as a community offering order.

Common stock so purchased will be allocated to your Plan account.

          The limitations on the amount of common stock that you may purchase in the offering, as described in the attached prospectus, see “The Reorganization and Offering - Limitations on Common Stock Purchases,” will be calculated based on the aggregate amount directly purchased by you in the offering with funds held outside the Plan, together with the amount purchased with funds allocated to your Plan account.

How to Use Plan Funds and Funds Held Outside the Plan to Invest in the Offering

          Accompanying this prospectus supplement is an investment election form attached as Annex A. The investment election form will enable you to direct that all or a portion of your beneficial interest in the Plan be used to invest in the common stock of Malvern Federal Bancorp. If you wish to invest all or part of your beneficial interest in the assets of the Plan in Malvern Federal Bancorp’s common stock during the offering, you should complete the investment election form and return it to Ronald Anderson no later than 12:00 PM on March 10, 2008. In order to purchase shares outside the Plan (in your name or through an IRA) you must complete and return a stock order form, along with payment by check or by authorizing a withdrawal from your Malvern Federal Savings Bank deposit account(s) to be received by the Stock Information Center no later than 12:00 Noon, Eastern time, on March 18, 2008. If you do not have a stock order form, or have other questions about purchasing stock outside the Plan, contact the Stock Information Center by calling (866) 790-MFSB (6372).

Deadline for Delivery of Election Forms

          The investment election form must be returned to Malvern Federal Savings Bank, 42 East Lancaster Avenue, Paoli, Pennsylvania 19301, Attn: Ronald Anderson, to be received no later than 12:00 p.m. on March 10, 2008.

Irrevocability of Election to Participate in the Offering

          After you return the investment election form, your directions to transfer amounts credited to your Plan account to purchase shares of common stock during the offering is irrevocable.

Direction to Purchase Common Stock After the Offering

          After the offering, whether or not you elected to purchase shares during the offering, you will continue to be able to direct the investment of your plan contributions in the investment options available under the Plan, including Malvern Federal Bancorp’s common stock, through the employer stock fund (the percentage invested in any option must be a whole percent). You may change the allocation of your interest in the various investment options offered under the Plan at any time. Special restrictions may apply to transfers directed to or from Malvern Federal Bancorp’s common stock if you are an executive officer, director or principal shareholder of Malvern Federal Bancorp and are subject to the provisions of Section 16(b) of the Securities and Exchange Act of 1934, as amended. In addition, participants who are our officers or directors will not be able to transfer their initial investment out of Malvern Federal Bancorp’s common stock purchased in the offering for a period of one (1) year following completion of the reorganization.

Purchase Price of Common Stock

          The funds you allocate for the purchase of common stock in the offering will be used by the Plan trustee to purchase shares of common stock, except in the event of an oversubscription, as discussed above. The price paid for such shares of common stock in the offering will be $10.00 per share, the same price as paid by all other persons who purchase shares of common stock in the offering.

          After the offering, common stock purchased by the Plan trustee will be acquired in open market transactions or from Malvern Federal Bancorp’s treasury stock account. The prices paid by the trustee for shares acquired in the open market may be higher or lower than the $10.00 per share offering price and will be for “adequate consideration” which means the fair market value of the common stock as quoted on the Nasdaq Global Market.

Nature of a Participant’s Interest in Common Stock

          The common stock will be held in the name of the Plan, as trustee, and will be allocated to your individual account under the Plan. Therefore, earnings with respect to your Plan account should not be affected by the investment designations (including investments in Malvern Federal Bancorp common stock) of other participants.

DESCRIPTION OF THE PLAN

Introduction

          The Plan was adopted by Malvern Federal Savings Bank effective as of March 1, 2008. Simultaneously with the adoption of the Plan, Malvern Federal Savings Bank withdrew from the defined contribution plan that it previously participated in, the Pentegra Defined Contribution Plan for Financial Institutions, and transferred all of the fund’s assets to the new Plan. The Plan is a profit sharing plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended. Malvern Federal Savings Bank may rely on an opinion letter, obtained by Pentegra Services, Inc., that the Plan is qualified under Section 401(a) of the Internal Revenue Code, and its related trust is tax exempt under Section 501(a) of the Internal Revenue Code. Your investment options are the same as under the prior plan, with the exception of your ability to invest in the common stock of Malvern Federal Bancorp.

Employee Retirement Income Security Act

          The Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefits Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase pension plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained under Title IV of ERISA are not applicable to participants or beneficiaries under the Plan.

          Applicable federal law requires the Plan to impose substantial restrictions on your right to withdraw amounts held for your benefit under the Plan prior to the termination of your employment with Malvern Federal Savings Bank. A substantial federal tax penalty also may be imposed on distributions made prior to you attaining the age 59 ½.

Reference to Full Text of Plan

          The following is a summary of the Plan and does not contain all of the detailed information in the Plan. Copies of the Plan are available to all employees by request from Malvern Federal Savings Bank, 42 East Lancaster Avenue, Paoli, Pennsylvania 19301, Attn: Ronald Anderson, President and Chief Executive Officer. You are urged to read carefully the full text of the Plan. To the extent that any conflict may exist between the terms and conditions of the Plan and the description in this prospectus supplement, the terms and conditions in the Plan shall control.

Eligibility and Participation

          An employee of Malvern Federal Savings Bank is eligible to become a participant in the Plan after attaining the age of twenty-one (21) and completing one month of employment. After attaining the age of twenty-one (21) and completing six months of employment, a Plan participant is eligible to receive employer contributions. The plan year is the calendar year, January 1 to December 31.

          As of January 7, 2008, there were approximately 70 employees eligible to participate in the Plan, and 66 employees participating by making elective deferral contributions.

Contributions Under the Plan

          401(k) Contributions. As a Plan participant, you are permitted to elect to reduce your compensation initially pursuant to Malvern Federal Savings Bank Employees’ Savings & Profit Sharing Plan and Trust and Trust Enrollment Application and may change your contributions later by submitting a Change of Investment Form. Contribution changes are permitted daily. The amount you elect is subject to certain restrictions and limitations, as discussed below, not to exceed $15,500 for 2008 or such higher amount as may be periodically set by the IRS and have such amount contributed to the Plan on your behalf. If you are 50 years or older, you can also make “catch up” contributions of up to $5,000 in 2008. Your pre-tax employee contributions are transferred by Malvern Federal Savings Bank to the trustee and credited to your Plan account. The Plan defines “compensation” as your basic salary rate plus certain pre-tax contributions. Generally, you may elect to modify the amount contributed to your Plan account, however, special restrictions apply to the employer stock fund if you are subject to Section 16 of the Securities Exchange Act of 1934.

          Employer Matching Contributions. Malvern Federal Savings Bank will contribute an amount equal to 50% of the first 6% of your contribution.

Limitations on Contributions

          Limitation on Annual Additions and Benefits. Pursuant to the requirements of the Internal Revenue Code, the Plan provides that the amount of contributions and forfeitures allocated to your Plan account during any calendar year generally may not exceed the lesser of 100% of compensation for the calendar year or $46,000 (for 2008) (adjusted for increases in the cost of living as permitted by the Internal Revenue Code).

          Limitation on 401(k) Plan Contributions. By law, your total deferrals under the Plan may not exceed $15,500 for 2008, adjusted for increases in the cost of living as permitted by the Internal Revenue Code. Contributions in excess of this limitation will be included in gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the Plan, unless the excess deferral (together with any income allocable thereto) is distributed by April 15th of the following year in which the excess deferral is made. Any income on the excess deferral that is distributed by April 15th of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the taxable year in which the excess deferral is made.

          Limitation on Plan Contributions for Highly Compensated Employees. Section 401(k) of the Internal Revenue Code limits the amount of salary deferrals that may be made to the Plan in any calendar year on behalf of highly compensated employees (as defined below) in relation to the amount of salary deferrals made by or on behalf of all other employees eligible to participate in the Plan. If these limitations are exceeded, the level of deferrals by highly compensated employees must be adjusted.

          In general, a highly compensated employee includes any employee who, during the calendar year or the preceding year, (1) was at any time a 5% owner (i.e., owns directly or indirectly more than 5% of the stock of Malvern Federal Bancorp), or (2) for the preceding year had compensation from the employer in excess of $105,000 (for 2008), and if the employer so elects was in the top-group of employees for such preceding year. An employee is in the top-paid group of employees for any year if such employee is in the group consisting of the top 20% of employees when ranked on the basis of compensation paid during such year. Such dollar amounts are adjusted annually to reflect increases in the cost of living.

          In order to prevent the disqualification of the Plan, any amount contributed by highly compensated employees that exceeds the average deferral limitation in any calendar year must be distributed to such highly compensated employees before the close of the following calendar year. However, the employer will be subject to a 10% excise tax on any excess contributions unless such excess contributions, either are recharacterized or are distributed before the close of the first 2½ months following the calendar year to which such excess contributions relate.

          Top-Heavy Plan Requirements. If for any calendar year the Plan is a top-heavy plan, then Malvern Federal Savings Bank may be required to make certain minimum contributions to the Plan on behalf of non-key employees. In general, the Plan will be regarded as a “top-heavy plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of participants who are key employees exceeds 60% of the aggregate balance of the accounts of all participants. Key employees (for 2007) generally include any employee who, at any time during the calendar year, was (1) an officer of Malvern Federal Savings Bank having annual compensation in excess of $150,000 (for 2008), (2) a 5% owner of Malvern Federal Bancorp (i.e., owns directly or indirectly more than 5% of the stock of Malvern Federal Bancorp, or stock possessing more than 5% of the total combined voting power of all stock of Malvern Federal Bancorp or (3) a 1% or greater owner of Malvern Federal Bancorp having annual compensation in excess of $150,000.

Loans

          You are permitted to borrow money from your account once per year. The loan amount must be at least $1,000 and is limited to a maximum of 50% of your vested account balance, up to a maximum of $50,000. The interest rate will be determined at the time of the loan request. This rate will remain fixed for the life of the loan. You can borrow for any reason up to a maximum term of 60 months. If you are borrowing to purchase a residence, your loan may have a term of up to 180 months. There is no restriction on the number of outstanding loans you may have at any time. Refinancing is not permitted. The Plan Administrator can provide you with information about the fees associated with a loan. Unlike a withdrawal, there are no tax penalties associated with the plan’s loan feature, unless you default on the loan repayment, in which case the loan is treated as a withdrawal.

Hardship Withdrawal

          You can withdraw your rollover contributions, if any, and all or a portion of your 401(k) Plan contributions if your employer determines that you have an immediate financial need created by severe hardship and you lack other reasonably available resources. The IRS defines financial hardship as:

•	Purchase of a primary residence and payment of certain expenses related to the repair of damage to a primary residence.
•	To prevent eviction from or foreclosure of a primary residence.
•	Tuition, including room and board, for the next 12 months of post-secondary education for yourself, your spouse or children.
•	Payment of unreimbursed medical expenses and certain funeral expenses.

In the event of a hardship withdrawal, you may continue to make contributions to the 401(k) Plan.

In-Service Withdrawal

          In general, you may make a full or partial withdrawal once per year from the vested portion of employer contributions credited on your behalf if such contributions have been invested in the Plan for at least 24 months or you have been a participant in the Plan for at least 60 months or the attainment of age 59 ½ or if you have an immediate financial need created by severe hardship, as described in the preceding paragraph under the header “Hardship Withdrawal.” If you make a withdrawal, you may continue to make contributions to the plan.

          Under current tax law, any amounts withdrawn from the plan - both contributions and earnings - will be taxed as ordinary income. Distributions before age 59 ½, unless such distributions are a result of separation from service at or after age 55, or death, are also subject to a 10% early withdrawal penalty, as well as regular income tax.

Investment of Contributions

          General. All amounts credited to your accounts under the Plan are held in a trust. A trustee appointed by Malvern Federal Savings Bank’s Board of Directors administers the trust. The Plan offers you the following investment choices:

International Stock Fund	US REIT Index Fund
Nasdaq 100 Stock Fund	Long Treasury Index Fund
Russell 2000 Stock Fund	Aggregate Bond Index Fund
S&P Midcap Stock Fund	Stable Value Fund
S&P 500 Growth Stock Fund	Short Term Investment Fund
S&P 500 Value Stock Fund	Income Plus Asset Allocation Fund
S&P 500 Stock Fund	Growth & Income Asset Allocation Fund
Target Retirement Funds	Growth Asset Allocation Fund
Government Short Term Investment Fund

          In connection with the offering, the Plan now provides that in addition to the funds specified above, you may direct the trustee, or its representative, to invest all or a portion of your account in the Malvern Federal Bancorp Stock Fund. You may elect to have both past contributions and earnings, as well as future contributions to your account invested among the funds listed above. If you fail to provide an effective investment direction, your contributions will be invested in the Target Retirement Fund based on the year which coincides with or next following the year in which you will attain age 65 until such time as you provide an effective investment direction. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. You may change your investment directions at any time. This may be done either by filing a form or by telephone or other electronic medium. You may also redirect the investment of your investment accounts such that a percentage of any one or more investment accounts may be transferred to any one or more other investment accounts either by filing a form or by telephone or other electronic medium.

          The net gain (or loss) of the funds from investments (including interest payments, dividends, realized and unrealized gains and losses on securities, and expenses paid from the trust) will be determined at least daily during the calendar year. For purposes of such allocations, all assets of the trust are valued at their fair market value.

Core Investment Funds. The annual percentage return on these funds for the prior three years was:

Funds	2007	2006	2005

International Stock Fund	10.7%	25.5%	13.0%
Nasdaq 100 Stock Fund	18.1%	6.2%	1.0%
Russell 2000 Stock Fund	-2.2%	17.5%	4.2%
S&P Midcap Stock Fund	7.3%	9.7%	12.0%
S&P 500 Growth Stock Fund	8.5%	10.7%	3.5%
S&P 500 Value Stock Fund	1.3%	19.9%	5.3%
S&P 500 Stock Fund	4.8%	15.1%	4.4%
US REIT Index Fund	-18.1%	34.8%	11.9%
Long Treasury Index Fund	9.2%	1.1%	7.1%
Aggregate Bond Index Fund	6.3%	3.6%	**
Stable Value Fund	3.7%	3.9%	3.7%
Short Term Investment Fund	4.8%	4.7%	2.9%
Income Plus Asset Allocation Fund	6.0%	6.6%	4.9%
Growth & Income Asset Allocation Fund	5.8%	10.5%	5.7%
Growth Asset Allocation Fund	5.6%	14.4%	6.7%
Target Retirement 2015 Fund	6.2%	***	***
Target Retirement 2025 Fund	6.7%	***	***
Target Retirement 2035 Fund	6.8%	***	***
Target Retirement 2045 Fund	5.8%	***	***
Government STIF	4.8%	***	***

*	The US REIT Index Fund was first offered on January 1, 2005
**	The Aggregate Bond Index Fund was first offered April 30, 2006
***	The Target Retirement Funds and Government STIF were first offered November 1, 2007

Investment Fund Descriptions

The following is a brief description of the above referenced investment funds available for participant election.

International Stock Fund. Invests in a diversified portfolio of approximately 1,000 foreign stocks representing established companies in approximately 21 countries outside North and South America. The Fund seeks to match the performance of the Morgan Stanley Capital International, Europe, Australia, and Far East (MSCI EAFE) Index. Intended for long-term investors seeking to capture high returns and diversification by investing in a broad range of foreign stocks and seeking to further diversify a portfolio of U.S. securities.

NASDAQ 100 Stock Fund. Invests in most or all of the same stocks held in the Nasdaq 100 Index. Seeks to track the performance of the Nasdaq 100 Index. Intended for long-term investors seeking to capture the growth potential of the 100 largest domestic and international and most actively traded nonfinancial companies on the Nasdaq Stock Market.

Russell 2000 Stock Fund. Invests in a broad range of small-capitalization U.S. companies. Seeks to track the investment returns of the Russell 2000 Index. Intended for long-term investors seeking the potential of high returns from investing in smaller U.S. companies.

S&P MidCap Stock Fund. Invests in most or all of the same stocks that make up the S&P MidCap 400 Index. Seeks to track the investment returns of the S&P MidCap 400 Index. Intended for long-term investors seeking high returns that reflect the growth potential of mid-sized U.S. companies.

S&P 500 Growth Stock Fund. Invests in a portfolio of large-capitalization growth stocks. Seeks to track the investment returns of the S&P/Citigroup Growth Index. Intended for long-term investors seeking a diversified portfolio of large-capitalization growth stocks.

S&P 500 Value Stock Fund. Invests in a portfolio of stocks of large established U.S. companies and seeks to track the investment returns of the S&P/Citigroup Value Index. Intended for long-term investors seeking a diversified portfolio of large-capitalization value stocks.

S&P 500 Stock Fund. Invests in most or all of the same stocks held in the S&P 500 Index. Seeks to track the investment returns of the S&P 500 Index. This Fund may be appropriate if you have a medium to longer time frame and are willing to ride out stock market fluctuations in the short term in exchange for the potential for high long-term returns. Intended for investors seeking to capture the earnings and growth potential of large U.S. companies.

US REIT Index Fund. Invests primarily in equity shares of real estate investment trusts (REITS). REITS invest in loans secured by real estate and invest directly in real estate properties such as apartments, office buildings, and shopping malls. The Fund seeks to match the performance of the Dow Jones/Wilshire REIT Index. Intended for medium to long-term investors seeking a high level of dividend income and long-term appreciation of capital.

Long Treasury Index Fund. Invests primarily in U.S. Treasury securities with a maturity of 10 years or longer. Seeks to track the investment returns of the Lehman Brothers Long Treasury Bond Index. As a bond fund, this Fund is intended for short to medium term investors seeking to generate income and add stability of principal to your portfolio.

Aggregate Bond Index Fund. Invests primarily in government, corporate, mortgage-backed and asset-backed securities. Seeks to match the returns of the Lehman Brothers Aggregate Bond Index. As a bond fund, this Fund is intended for short to medium term investors seeking to generate income and add stability of principal to your portfolio.

Stable Value Fund. Invests primarily in investment contracts issued by insurance companies, banks, and other financial institutions, as well as enhanced short-term investment products. The Stable Value Fund seeks to preserve the principal amount of your contributions while maintaining a rate of return comparable to other fixed income instruments. Intended for short-term investors seeking to preserve the value of their investment and achieve a stable return.

Short Term Investment Fund. Invests in high-quality money market securities and other short-term debt instruments. Most of the investments in the Fund may have a range of maturity from overnight to 90 days; however, 20% of the value of the Fund may be invested in assets with a maturity date in excess of 90 days, but not to exceed 13 months. All securities are required to meet strict guidelines for credit quality and must be rated at least A1 by Standard & Poor’s and P1 by Moody’s Investor Service. Intended for short-term investors seeking current income while preserving the value of their investment principal.

Income Plus Asset Allocation Fund. Invests in a diversified portfolio of approximately 75% U.S. bonds, money market instruments and stable value instruments, and 25% in U.S. and international stocks selected from major indexes. Intended for short-to medium-term investors seeking lower-risk portfolio diversified investments with the potential for some capital appreciation over time.

Growth & Income Asset Allocation Fund. Invests in a diversified portfolio of approximately 55% U.S. and international stocks, with the remaining 45% held in U.S. fixed income and stable value investments. Intended for long-term investors seeking a moderate total portfolio solution with the potential for moderate capital appreciation over time.

Growth Asset Allocation Fund. Invests primarily in stocks (85%), divided among U.S. stocks and international stocks, with the remaining 15% target allocation invested in fixed income and stable value instruments. Intended for long-term investors who can withstand the potential risk for short-term price swings while seeking a potential high return total portfolio solution over time.

Government Short Term Investment Fund. The Fund seeks to preserve principal and offer liquidity by investing only in short-term issues of the U.S. Treasury and its Agencies. The Fund’s investments have a short time to maturity, with no more than 20% of the Fund invested beyond 90 days. No security may have a maturity of more than 13 months.

Target Retirement 2015 Fund. The Fund is designed as “one-stop” investment solutions. The fund is invested in a broadly diversified portfolio of US stocks, international stocks and bonds. The 2015 Fund starts out with a stock and bond allocation suitable for the full time horizon –from now to the year 2015 and beyond. Professional managers adjust the fund mix annually, gradually decreasing the stock allocations while increasing the bond allocations as the retirement date approaches.

Target Retirement 2025 Fund. The Fund is designed as “one-stop” investment solutions. The fund is invested in a broadly diversified portfolio of US stocks, international stocks and bonds. The 2025 Fund starts out with a stock and bond allocation suitable for the full time horizon –from now to the year 2025 and beyond. Professional managers adjust the fund mix annually, gradually decreasing the stock allocations while increasing the bond allocations as the retirement date approaches.

Target Retirement 2035 Fund. The Fund is designed as “one-stop” investment solutions. The fund is invested in a broadly diversified portfolio of US stocks, international stocks and bonds. The 2035 Fund starts out with a stock and bond allocation suitable for the full time horizon –from now to the year 2035 and beyond. Professional managers adjust the fund mix annually, gradually decreasing the stock allocations while increasing the bond allocations as the retirement date approaches.

Target Retirement 2045 Fund. The Fund is designed as “one-stop” investment solutions. The fund is invested in a broadly diversified portfolio of US stocks, international stocks and bonds. The 2045 Fund starts out with a stock and bond allocation suitable for the full time horizon –from now to the year 2045 and beyond. Professional managers adjust the fund mix annually, gradually decreasing the stock allocations while increasing the bond allocations as the retirement date approaches.

Employer Stock

          Each participant’s beneficial interest in his or her common stock of Malvern Federal Bancorp is measured in units. All purchases will be made at prevailing market prices. Under certain circumstances, the Plan trustee may be required to limit the daily volume of shares purchased.

          Any brokerage commissions, transfer fees and other expenses incurred in the sale and purchase of our common stock will be paid out of a cash account managed by the Plan trustee. Therefore, although your account will not be directly adjusted for such fees, the market value of the shares held in your account will be reduced.

          As of the date of this prospectus supplement, none of the shares of Malvern Federal Bancorp common stock have been issued or are outstanding and there is no established market for Malvern Federal Bancorp’s common stock. Accordingly, there is no record of the historical performance of Malvern Federal Bancorp’s common stock. Generally, performance will be dependent upon a number of factors, including the financial condition and profitability of Malvern Federal Bancorp and market conditions for Malvern Federal Bancorp’s common stock.

Vesting

          You are always 100% vested in your pre-tax employee contributions and the earnings thereon under the Plan. In addition, you are always 100% vested in any employer contributions and the earnings thereon under the Plan.

Distribution Upon Retirement or Disability

          Upon retirement or disability, you may elect to have your vested account balance distributed in a single lump-sum payment. Payment of your benefits must generally begin no later than the April 1 following the calendar year in which you attain age 70 ½ or the calendar year in which you retire.

Distribution Upon Death

          If you die before your entire vested interest has been distributed, benefits will be paid to your surviving spouse in a single lump-sum payment. If you are an unmarried participant, or you are a married participant with special consent to the designation of a beneficiary other than your spouse, payment of benefits to your chosen beneficiary will be in a single lump-sum payment.

Distribution Upon Termination of Employment

          After termination of employment with Malvern Federal Savings Bank, you are entitled to distribution of your vested Plan account upon the earlier of death, disability, or attainment of the Plan’s normal retirement age. However, you may elect to receive a distribution of your vested Plan account after termination prior to death, disability, or the attainment of the Plan’s normal retirement age.

Non-alienation of Benefits

          Except with respect to federal income tax withholdings and qualified domestic relations orders, benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan shall be void.

Reports to Plan Participants

          The Plan administrator will furnish to you a quarterly statement showing the balance in your Plan account as of the end of that period, the amount of contributions allocated to your Plan account for that period, and the adjustments to your account to reflect earnings or losses, distributions, loans disbursed, loan repayments and/or transfers between investment funds.

Plan Administration

          Malvern Federal Savings Bank is the named fiduciary of the Plan for purposes of ERISA. The trustee for all the investment funds under the Plan, except the employer stock fund, is the Bank of New York. After the initial public offering, the Bank of New York will serve as trustee of the employer stock fund. The trustee receives, holds and invests the contributions to the Plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the Plan and the directions of the Plan administrator.

          The Plan is administered by a Plan administrator who is one or more persons appointed by and who serve at the pleasure of Malvern Federal Savings Bank. Currently, the Plan administrator is Malvern Federal Savings Bank. The address and telephone number of the administrator is 42 East Lancaster Avenue, Paoli, Pennsylvania 19301, (610) 644-9400. The administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, and preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to participants, beneficiaries and others under ERISA.

Amendment and Termination

          Malvern Federal Savings Bank intends to continue the Plan indefinitely. Nevertheless, Malvern Federal Savings Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, if you are affected by the termination you will have a fully vested interest in your Plan account. Malvern Federal Savings Bank reserves the right to make, from time to time, any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Malvern Federal Savings Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA and/or the Internal Revenue Code.

Merger, Consolidation or Transfer

          In the event of the merger or consolidation of the Plan with another plan, or the transfer of the Plan trust assets to another plan, the Plan requires that each participant will (if either the Plan or the other plan were then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

Federal Income Tax Consequences

          General. The following is a brief summary of certain federal income tax aspects of the Plan. Statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. The consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

          As a “qualified retirement plan,” the Internal Revenue Code affords special tax treatment which includes the following: (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year; (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and (3) earnings of the plan are tax-exempt thereby permitting the tax-free accumulation of income and gains on investments. The Plan will be administered to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. Malvern Federal Savings Bank expects that it will adopt any amendments to the Plan that may be necessary to maintain the qualified status of the Plan under the Internal Revenue Code.

You are urged to consult your tax advisors with respect to any distribution from the Plan and transactions involving the Plan.

          Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made: (1) within one taxable year to the participant or beneficiary; (2) on account of the participant’s death, disability or separation from service, or after the participant attains age 59 ½; and (3) consists of the balance to the credit of the participant under this Plan and all other profit sharing plans, if any, maintained by Malvern Federal Savings Bank. The portion of any lump-sum distribution that is required to be included in the participant’s or beneficiary’s taxable income for federal income tax purposes consists of the entire amount of such lump-sum distribution less the amount of after-tax contributions, if any, made by the participant to any other profit sharing plans maintained by Malvern Federal Savings Bank which is included in such distribution.

          Averaging Rules. The portion of the total taxable amount of a lump-sum distribution that is attributable to participation in the Plan or in any other profit-sharing plan maintained by Malvern Federal Savings Bank and referred to as the ordinary income portion, will be taxable generally as ordinary income for federal income tax purposes.

          For years beginning after December 31, 1999, five-year income averaging is repealed. Under a special rule adopted in the 1986 Tax Reform Act, if you turned 50 by 1985, you may elect to have your lump-sum distribution taxed under a ten-year income averaging rule which would allow you to pay a separate tax on the lump-sum distribution that would approximate the tax (under the rates in effect in 1986) that would have been due if the distribution had been received in ten equal annual installments; you also may elect to have that portion of the lump-sum distribution attributable to your pre-1974 participation in the Plan treated as a long-term capital gain and taxed at a rate of 20%.

          Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes our common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such common stock, i.e., the excess of the value of such common stock at the time of the distribution over its cost to the Plan. The tax basis of such common stock, to the participant or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the common stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such common stock. Any gain on a subsequent sale or other taxable disposition of the common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term capital gain or long-term capital gain depending upon the length of the holding period of the common stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the regulations to be issued by the IRS.

          Distribution: Rollovers and Direct Transfers to Another Qualified Plan or to a Traditional IRA. Virtually all distributions from the Plan may be rolled over to another qualified retirement plan or to a traditional IRA without regard to whether the distribution is a lump-sum distribution or a partial distribution. You have the right to elect to have the trustee transfer all or any portion of an “eligible rollover distribution” directly to another qualified plan or to a traditional IRA. If you do not elect to have an “eligible rollover distribution” transferred directly to another qualified plan or to a traditional IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. The principal types of distributions which do not constitute eligible rollover distributions are (1) an annuity type distribution made over the life expectancy of the participant (or participant and another) or for a period of 10 years or more, (2) a minimum distribution required by Section 409(a)(9) of the Internal Revenue Code, or (3) the portion of any distribution not includable in gross income, except that unrealized appreciation in employee securities can be included in an eligible rollover distribution. The tax law change described above did not modify the special tax treatment of lump-sum distributions that are not rolled over or transferred, i.e., forward averaging, capital gains tax treatment and the nonrecognition of net unrealized appreciation, discussed earlier.

ERISA and Other Qualification

          As noted above, the Plan is subject to certain provisions of ERISA, and was submitted to the IRS for a determination that it is qualified under the Internal Revenue Code.

          We have provided a brief description of the material federal income tax aspects of the Plan which are of general application under the Internal Revenue Code. This is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from Plan.

Restrictions on Resale

          Any person receiving shares of Malvern Federal Bancorp common stock under the Plan who is an “affiliate” of Malvern Federal Bancorp as the term “affiliate” is used in Rules 144 and 405 under the Securities Act of 1933, as amended, (e.g., our directors, executive officers and substantial stockholders) may reoffer or resell such shares only pursuant to a registration statement filed under the Securities Act of 1934 assuming the availability of a registration statement, pursuant to Rule 144 or some other exemption of the registration requirements of the Securities Act of 1933. Any person who may be an “affiliate” of Malvern Federal Bancorp may wish to consult with counsel before transferring any common stock he or she owns. In addition, you are advised to consult with counsel as to the applicability of Section 16 of the Securities Exchange Act of 1934 which may restrict the sale of common stock when acquired under the Plan, or other sales of common stock.

          Persons who are not deemed to be our “affiliates” at the time of resale will be free to resell any shares of common stock allocated to them under the Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933 or compliance with the restrictions and conditions contained in the exemptive rules thereunder. An “affiliate” of Malvern Federal Bancorp is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with Malvern Federal Bancorp. Normally, a director, principal officer or major stockholder of a corporation may be deemed to be an “affiliate” of that corporation. A person who may be deemed an “affiliate” of Malvern Federal Bancorp at the time of a proposed resale will be permitted to make public resales of the common stock only pursuant to a “reoffer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 under the Securities Act of 1933 or some other exemption from registration, and will not be permitted to use this prospectus in connection with any such resale. In general, the amount of the common stock which any such affiliate may publicly resell pursuant to Rule 144 in any three-month period may not exceed the greater of one percent of the common stock then outstanding or the average weekly trading volume reported on the Nasdaq Global Market during the four calendar weeks prior to the sale. Such sales may be made only through brokers without solicitation and only at a time when Malvern Federal Bancorp is current in filing the reports required of it under the Securities Exchange Act of 1934.

SEC Reporting and Short-Swing Profit Liability

          Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors and persons beneficially owning more than ten percent of public companies such as Malvern Federal Bancorp. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Certain changes in beneficial ownership, such as purchases, sales, gifts and participation in savings and retirement plans must be reported periodically, either on a Form 4 within two business days after a change occurs, or annually in certain limited situations, on a Form 5 within 45 days after the close of Malvern Federal Bancorp’s fiscal year. Investment in our common stock in the Plan by officers, directors and persons beneficially owning more than ten percent of the common stock must be reported to the SEC on the Form 4s or Form 5s filed by such individuals.

          In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by Malvern Federal Bancorp of profits realized by any officer, director or any person beneficially owning more than ten percent of the common stock resulting from the purchase and sale or sale and purchase of the common stock within any six-month period.

          The SEC has adopted rules that provide exemption from the profit recovery provisions of Section 16(b) for participant-directed employer security transactions within an employee benefit plan, such as the Plan, provided certain requirements are met.

LEGAL OPINION

          The validity of the issuance of the common stock will be passed upon by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D. C., which firm acted as special counsel for Malvern Federal Bancorp and Malvern Federal Savings Bank in connection with the reorganization and offering.

MALVERN FEDERAL SAVINGS BANK
EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN AND TRUST
Investment Election Form

Name of Plan Participant: _____________________ Social Security Number: __________________

          1.          INSTRUCTIONS. This form provides your directions to sell certain investments in your Malvern Federal Savings Bank Employees’ Savings & Profit Sharing Plan and Trust account for the purpose of purchasing the common stock of Malvern Federal Bancorp during the stock offering.

          To direct the investment of all or part of the funds credited to your account into the common stock of Malvern Federal Bancorp, you should complete and submit this form to Ronald Anderson, President and Chief Executive Officer, to be received no later than 12:00 p.m. on March 10, 2008. A representative for Malvern Federal Savings Bank will retain a copy of this form and return a copy to you. If you need any assistance in completing this form, please contact Ronald Anderson at (610) 644-9400. If you do not complete and return this form to Malvern Federal Savings Bank by 12:00 p.m. on March 10, 2008, the funds credited to your account under the Plan will continue to be invested in accordance with your prior investment directions if no investment directions have been provided.

          2.          INVESTMENT DIRECTIONS. As directed below, I hereby authorize the sale of the funds currently credited to my account and the purchase of common stock of Malvern Federal Bancorp with such proceeds. The total dollar amount transferred from existing investment funds must be in increments of $10. For example, you may transfer $1,000 or $1,010, but you may not transfer $1,001 or $1,011. If the value of any fund you select is insufficient to cover the dollar amount selected below, then your order will be reduced accordingly. Be aware that the fund values change daily, and funds will not be transferred for several days after March 10, 2008.

Plan Investment Funds	Dollar Amount

International Stock Fund	Sell $________________
Nasdaq 100 Stock Fund	Sell $________________
Russell 2000 Stock Fund	Sell $________________
S&P Midcap Stock Fund	Sell $________________
S&P Growth Stock Fund	Sell $________________
S&P Value Stock Fund	Sell $________________
S&P 500 Stock Fund	Sell $________________
US REIT Index Fund	Sell $________________
Long Treasury Index Fund	Sell $________________
Aggregate Bond Index Fund	Sell $________________
Stable Value Fund	Sell $________________
Short Term Investment Fund	Sell $________________
Income Plus Asset Allocation Fund	Sell $________________
Growth & Income Asset Allocation Fund	Sell $________________
Growth Asset Allocation Fund	Sell $________________
Target Retirement 2015 Fund	Sell $________________
Target Retirement 2025 Fund	Sell $________________
Target Retirement 2035 Fund	Sell $________________
Target Retirement 2045 Fund	Sell $________________
Government STIF	Sell $________________

Number of Shares of Malvern Federal Bancorp Stock	Price Per Share	Total Amount To Purchase

	X $10.00 =	$

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          3.          PURCHASER INFORMATION. To the extent that your order cannot be filled with common stock of Malvern Federal Bancorp, the amount (including earnings, if any), not used to purchase common stock will be returned to your other investments in the Plan pursuant to your existing investment elections. Please indicate your purchase priority in the offering.

a.	☐	Eligible Account Holder - Check here if you were a depositor with $50.00 or more on deposit with Malvern Federal Savings Bank as of September 30, 2006. Please list your accounts below.

b.	☐

Supplemental Eligible Account Holder - Check here if you were a depositor with $50.00 or more on deposit with Malvern Federal Savings Bank as of December 31, 2007, but are not an Eligible Account Holder. Please list your account(s) below.

c.	☐

Other Member - Check here if you were a depositor with Malvern Federal Savings Bank as of January 31, 2008 or you had an outstanding loan with Malvern Federal Savings Bank as of December 31, 1990 which continued to be outstanding as of January 31, 2008, but are not an Eligible Account Holder or Supplemental Eligible Account Holder. Please list your account(s) below.

d.	☐	Community Member - Check if none of the above subscription offering categories applies, but you wish to place an order for common stock through the Plan in the community offering.

Please Note:	Failure to list all of your Malvern Federal Savings Bank deposit or loan accounts that qualify you in a, b or c above, may result in the loss of part or all of your subscription rights.

Account Title (Name(s) on Account)	Deposit or Loan Account Number

          4.          PURCHASE LIMITATIONS. The following restrictions apply to the aggregate number of shares you may request to purchase during the stock offering, including your purchase through the Plan plus any purchases you make outside the Plan, using a Stock Order Form:

•	Minimum number of shares: 25 shares ($250)
•	Maximum number of shares: up to 20,000 shares ($200,000)
•	Maximum number of shares for you, together with associates: 40,000 shares ($400,000)

See “The Offering – Limitations on Common Stock Purchases” in the accompanying prospectus for more information.

          5.          ACKNOWLEDGMENT OF PARTICIPANT. I understand that this Investment Election Form is irrevocable and shall be subject to all of the terms and conditions of the Malvern Federal Savings Bank Employees’ Savings & Profit Sharing Plan and Trust and the Plan of Stock Issuance. I acknowledge that I have received a copy of the prospectus and the prospectus supplement. To the extent your order cannot be filled with common stock of Malvern Federal Bancorp, the amount (including earnings, if any) not used to purchase common stock will be returned to your other investments in the Plan pursuant to your existing investment elections.

                       Please contact Ronald Anderson at (610) 644-9400 for more information.

Signature of participant	Date:

Keep a Copy for Your Records

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